UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2017

BIOHITECH GLOBAL, INC.

(formerly known as Swift Start Corp.)

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36843	46-233496
(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

80 Red Schoolhouse Road, Suite 101, Chestnut Ridge, NY 10977

(Address of principal executive offices)

Registrant’s telephone number, including area code: 888-876-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Merger Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Merger Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Merger Act (17 CFR 240.13e -4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 6, 2017, Anthony Fuller joined the Board of Directors of BioHiTech Global, Inc. (the “Company”). Mr. Fuller’s biographical information is provided below. Mr. Fuller will be granted 18,750 shares of the Company’s common stock that will vest equally over four years plus the reimbursement of out of pocket expenses in connection with attendance of meetings of the Board of Directors.

Anthony Fuller, 59, Director. Prior to joining the Board, Mr. Fuller spent nearly thirty years as an executive of Wal-Mart Stores, Inc. (“Walmart”) most recently as Senior Vice President where he served until August 2013. For over 20 years, Mr. Fuller led the teams which provided both property management and maintenance for Walmart’s global portfolio of properties. During that time, Walmart’s portfolio grew from under 1,000 stores in 20 states in the United States, to over 10,000 stores in all fifty states, and 23 countries around the world with capital investment reaching $2 billion per year. Mr. Fuller served as the chairman of the real estate transaction committee and real estate finance committee and led the development of over 100 distribution centers ranging in size from 250,000 to 4 million square feet. He successfully led the creation of an in-house REIT structure for a portfolio in excess of 500 million square feet, resulting in significant cost savings. Simultaneously therewith and since 2006, Mr. Fuller has been a member of REAP (Real Estate Associate Program), an organization opening opportunities for minorities in commercial real estate and from 2006 to 2014, Mr. Fuller served on its Board. Mr. Fuller has served as a member of the Board of Advisors of Global Healthcare Capital, LLC, a leading healthcare investor and asset manager for opportunities in the US, Europe, Asia and Australia. Mr. Fuller received his BS in Agricultural Economics from Arkansas State University and his JD from the University of Arkansas. The Company believes Mr. Fuller’s background and experience make him well qualified to serve as a director.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

Date: February 8, 2017	BIOHITECH GLOBAL, INC.

	By:	/s/ Frank E. Celli
Name: Frank E. Celli
Title: Chief Executive Officer